Exhibit 99.20

Execution Version

LOAN PURCHASE AGREEMENT

Dated as of April 24, 2024

by and among

RP VENTURES LLC

(Seller)

RUNA CAPITAL II (GP)

(Runa Capital II)

RUNA CAPITAL OPPORTUNITY I (GP)

(Runa Capital Opportunity)

RUNA VENTURES I LIMITED

(Runa Ventures)

and

MERIDIAN TOPCO LLC
(Purchaser and Successor Agent)

LOAN PURCHASE AGREEMENT

This loan purchase agreement (this “Agreement”) is entered into as of April 24, 2024 by and between RP VENTURES LLC, a Delaware limited liability company (“Seller”), MERIDIAN TOPCO LLC, a Delaware limited liability company (in its capacity as both “Purchaser” and “Successor Agent”), and, solely for the purposes of Sections 1 and 8 through 21 (inclusive) only, each of RUNA CAPITAL II (GP), a Cayman Islands exempted company (“Runa Capital II”), RUNA CAPITAL OPPORTUNITY I (GP), a Cayman Islands exempted company (“Runa Capital Opportunity”), and RUNA VENTURES I LIMITED, a Bermuda company (“Runa Ventures” and, together with Runa Capital II and Runa Capital Opportunity, the “Runa Entities” and each a “Runa Entity”).

RECITALS

In exchange for the payment of US$66,852,043.40 (the “Purchase Price”), and for such other good and valuable consideration provided herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Transferred Interests (as hereinafter defined), subject to, and in accordance with, the terms, conditions and provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  Defined Terms. Capitalized terms shall have the meanings set forth on Schedule A hereto, or if not defined therein or herein, in the Note.

SECTION 2.  Nonrecourse Purchase and Assignment. As a result of arms-length negotiations between the parties hereto, in exchange for the payment of the Purchase Price, and for such other good and valuable consideration the sufficiency of which is acknowledged, Seller hereby irrevocably sells, transfers, assigns, grants and conveys to Purchaser and Purchaser hereby irrevocably purchases, assumes and accepts assignment from the Seller, free and clear of all Liens and subject to, and in accordance with, the terms of this Agreement, effective on the Closing Date, the Transferred Interests. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE TRANSFERRED INTERESTS ARE BEING SOLD IN AN “AS IS” CONDITION, ON A “WHERE IS” BASIS AND “WITH ALL FAULTS” AS OF THE CLOSING DATE AND WITHOUT RECOURSE OR REPRESENTATION OR WARRANTY OF ANY KIND (EXCEPT FOR SOLELY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 1(B), 1(C) AND 2 OF SCHEDULE C OF THIS AGREEMENT) TO OR BY SELLER OR ANY SELLER RELATED PARTY, WHETHER EXPRESS, IMPLIED OR IMPOSED BY LAW, INCLUDING: (A) AS TO THE COMPLETENESS OF ANY INFORMATION CONTAINED IN THE NOTE DOCUMENTS; (B) AS TO THE COLLECTABILITY OF ANY AMOUNT OWED TO SELLER BY ISSUER OR ANY GUARANTOR; (C) AS TO THE DUE EXECUTION OF ANY OF THE NOTE DOCUMENTS BY ISSUER OR ANY GUARANTOR; (D) AS TO THE SOLVENCY OR FINANCIAL CONDITION OF ISSUER OR ANY GUARANTOR; (E) AS TO THE VALIDITY, ENFORCEABILITY, ATTACHMENT, PRIORITY, OR PERFECTION OF ANY SECURITY INTEREST OR OTHER LIEN DESCRIBED IN THE NOTE DOCUMENTS; (F) AS TO THE EXISTENCE, QUANTITY, QUALITY, VALUE OR CONDITION OF ANY COLLATERAL; OR (G) AS TO THE ACCURACY, COMPLETENESS OR RELIABILITY OF ANY REPORTS OR OTHER INFORMATION PREPARED BY THIRD-PARTIES, INCLUDING AUDITS, APPRAISALS, OPINIONS OF VALUE, ENVIRONMENTAL SITE ASSESSMENTS, LIEN SEARCHES, TITLE SEARCHES, TITLE CERTIFICATES, PROPERTY DESCRIPTIONS, TITLE INSURANCE POLICIES AND PROPERTY SURVEYS, AND ALL RECOURSE, REPRESENTATIONS AND WARRANTIES (EXCEPT FOR SOLELY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 1(B), 1(C) AND 2 OF SCHEDULE C OF THIS AGREEMENT) ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER, AND PURCHASER IS NOT RELYING UPON, AND SPECIFICALLY DISCLAIMS THAT IT IS RELYING, OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES (EXCEPT FOR SOLELY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 1(B), 1(C) AND 2 OF SCHEDULE C OF THIS AGREEMENT) THAT MAY HAVE BEEN MADE BY SELLER OR ANY SELLER RELATED PARTY. FOR THE AVOIDANCE OF DOUBT, THE SELLER SHALL NOT BE OBLIGATED TO (I) ACCEPT A RE-TRANSFER, RE-PURCHASE OR RE-ASSIGNMENT OF THE TRANSFERRED INTERESTS AND (II) SUPPORT ANY LOSSES DIRECTLY OR INDIRECTLY INCURRED BY PURCHASER OR SUCCESSOR AGENT BY REASON OF THE NON-PERFORMANCE OF THE NOTE PARTIES OF THEIR OBLIGATIONS UNDER THE NOTE DOCUMENTS.

SECTION 3.  Closing and Related Matters.

(a)  Closing. The consummation of the purchase and sale of the Transferred Interests (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date”). The Closing may not be extended without the prior written approval of both Purchaser and Seller.

(b)  Collections Subsequent to the Closing Date. Any and all Collections in respect of the Transferred Interests received on or after the Closing Date shall be for the account of Purchaser. If at any time on or after the Closing Date, the Seller receives any Collection with respect to the Transferred Interests, the Seller shall (i) accept and hold such Collection in trust for the account and sole benefit of the Purchaser and segregate such Collection from all other funds and property held by Seller, (ii) have no equitable or beneficial interest in such Collection, and (iii) reasonably promptly (and in any event within two business days) deliver the Collection (free of any withholding, setoff, recoupment, or deduction of any kind except as required by applicable law) to the Purchaser in the same form received.

(c)  Resignation; Appointment. Upon the Closing, (i) Seller shall be deemed to have assigned its rights as Holder and Note Holder and be released from all of its duties, liabilities and obligations in respect thereof under the Note Documents, (ii) Seller shall be deemed to have resigned as Agent, (iii) Purchaser shall become Holder and Note Holder under the Note Documents and shall assume and be responsible for all of the rights, duties, liabilities and obligations of Holder and Note Holder under the Note Documents, and (iv) the Successor Agent shall become and be deemed to have accepted appointment as Agent under the Note Documents (as further provided in that certain (x) Agency Resignation and Assignment Agreement dated as of the Closing Date by and between Seller and Successor Agent and (y) Irish Debenture Administrative Agent Replacement Deed (collectively the “Agency Transfer Documents”)) and shall assume and be responsible for all of the rights, duties, liabilities and obligations of Agent thereunder.

(d)  Transfer Taxes. Purchaser shall be responsible with respect to any transfer taxes relating to or arising out of this Agreement and the transactions contemplated hereby, including the sale of the Transferred Interests by Seller to Purchaser.

SECTION 4.  Seller’s Closing Deliverables. At or prior to the Closing, the Seller shall deliver or cause to be delivered to Purchaser:

(a)  the Termination Agreement in the form attached hereto as Exhibit B, duly executed by Seller and Michael “Monty” Widenius;

(b)  this Agreement, duly executed by Seller;

(c)  that certain Agency Resignation and Assignment Agreement, dated as of the date hereof, by and between Seller and Successor Agent, duly executed by Seller;

(d)  that certain Irish Debenture Administrative Agent Replacement Deed, duly executed by Seller; and

(e)  the Resignation Letters, duly executed by each of Michael Fanfant and Yakob Zubarev.

SECTION 5.  Purchaser’s Closing Deliverables. At or prior to the Closing, the Purchaser shall deliver or cause to be delivered to Seller:

(a)  this Agreement, duly executed by Purchaser (including in its capacity as Successor Agent);

(b)  that certain Agency Resignation and Assignment Agreement, dated as of the date hereof, by and between Seller and Successor Agent, duly executed by Successor Agent;

(c)  that certain Irish Debenture Administrative Agent Replacement Deed, duly executed by Successor Agent; and

(d)  funds in an amount equal to the Purchase Price in lawful currency of the United States and in immediately available funds, to the account of the Seller set forth on Exhibit C hereto.

SECTION 6.  Representations and Warranties. Purchaser and Seller hereby make the representations and warranties set forth on Schedule C hereto with respect to such party. For the avoidance of doubt, Seller shall have no responsibility for the condition (financial or otherwise) of the Issuer or any other parties liable under any of the Note Documents or for the ability of the Issuer or such other parties to perform their respective obligations under the Note Documents. The representations and warranties of Purchaser and Seller set forth on Schedule C hereto shall survive until the date that is one year after the Closing Date; provided, that, such one year period shall be automatically extended for such additional time as it may take for a court of competent jurisdiction to deliver a final, non-appealable decision in respect of any claim for a breach of, or inaccuracy in, such representations and warranties, made prior to the expiration of such one year period; provided, further, that a claim for actual common law fraud in the making of the representations and warranties set forth in Schedule C may be sought at any time following the Closing. The representations and warranties made by Purchaser pursuant to this Agreement shall not be impaired by any review or examination of the Note Documents or other documents evidencing or relating to the Transferred Interest or any failure on the part of Purchaser to review or examine any such documents.

SECTION 7.  Purchaser Release.

(a)  Effective as of the Closing, each of the Purchaser and the Successor Agent on its behalf and on behalf of its Related Parties (each, a “Purchaser Releasor”), hereby unconditionally, irrevocably, voluntarily and knowingly forever releases each of the Seller and the Seller Related Parties (collectively, the “Seller Released Parties”) from all claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, controversies, actions and causes of action of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the date hereof or in the future, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted, and including any rights to indemnity or contribution of which any Purchaser Releasor has ever had, now has or in the future may have in respect of any duty, obligation, act or omission by any Seller Released Party prior to the Closing, in each case, to the extent arising out of, in connection with, or relating to (x) the Seller’s ownership of the Transferred Interests or status as a Holder, a Note Holder and/or an Agent under the Note or any other Note Documents (other than any claims against the Seller or any Runa Entity pursuant to this Agreement, which claims, notwithstanding any other provision hereof, are not released pursuant to this Section 7(a)) or (y) any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from, in connection with, or relating to the Note Documents or the transactions contemplated thereby. The release contemplated in this Section 7(a) is expressly intended to benefit, and may be enforced directly by, any Seller Released Party.

(b)  The Purchaser and the Successor Agent on its behalf and on behalf of each other Purchaser Releasor, as applicable, hereby expressly agrees that the release contemplated by the foregoing Section 7(a) extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) and any analogous state law or federal law or regulation, and all such rights are hereby expressly, irrevocably and unconditionally waived. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c)  The Purchaser and the Successor Agent on its behalf and on behalf of each other Purchaser Releasor, as applicable, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Person the right not to release existing claims of which such Person is not aware, unless such Person voluntarily chooses to waive this right. Having been so apprised, the Purchaser, and the Purchaser on behalf of each other Purchaser Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 7. The Purchaser, and the Purchaser on behalf of each other Purchaser Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, the Seller would not have agreed to the terms of this Agreement. The Purchaser and the Successor Agent on its behalf and on behalf of each other Purchaser Releasor, as applicable, hereby represents to the Seller that it understands and acknowledges that it may hereafter discover facts and legal theories concerning the Seller Released Parties or the subject matter hereof in addition to or different from those which it now believes to be true. The Purchaser and the Successor Agent on its behalf and on behalf of each other Purchaser Releasor, as applicable, understands and hereby agrees that the release set forth in this Section 7 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. The Purchaser and the Successor Agent on its behalf and on behalf of each other Purchaser Releasor, as applicable, assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

(d)  The Purchaser and the Successor Agent, on its behalf and on behalf of each other Purchaser Releasor, as applicable, covenants that none of the Purchaser, the Successor Agent nor any Purchaser Releasor, as applicable, will (and that each of the Purchaser and the Successor Agent will cause the Purchaser Releasors not to) sue, or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against any of the Seller Released Parties on the basis of any matters released pursuant to this Section 7, regardless of whether such allegation, claim, proceeding or other action is enforceable under, or not prohibited by, applicable law or otherwise. Each of the Purchaser and the Successor Agent, on its behalf and on behalf of each other Purchaser Releasor, as applicable, agrees and acknowledges that it might hereafter discover facts or documents in addition to or different from those which it now knows or believes to be true or exist with respect to the subject matter of any of the claims which it is releasing under Section 7(a), but no Seller Released Party in any capacity shall have any duty to disclose or provide any such facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) to such Purchaser Releasor solely by reason of the releases in Section 7(a), and each Purchaser Releasor shall be deemed to have fully, finally and forever settled and released any and all claims, whether known or unknown, concealed, suspected or unsuspected, contingent or non-contingent, assertable directly or derivatively by class representative or individual, which now exist or heretofore have existed or will in the future exist to the extent such claims are actually released in Section 7(a).

SECTION 8.  Seller Release; Certain Agreements.

(a)  Effective as of the Closing, the Seller and each Runa Entity on its behalf and on behalf of the Seller Related Parties (each, a “Seller Releasor”), hereby unconditionally, irrevocably, voluntarily and knowingly forever releases each of the Issuer and its Subsidiaries, the Purchaser, the Successor Agent and each of their respective Related Parties (collectively, the “Purchaser Released Parties”) from all claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, controversies, actions and causes of action of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the date hereof or in the future, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted, and including any rights to indemnity or contribution of which any Seller Releasor has ever had, now has or in the future may have in respect of any duty, obligation, act or omission by any Purchaser Released Party prior to the Closing, in each case, to the extent arising out of, in connection with, or relating to (x) the Seller’s ownership of the Transferred Interests or status as a Holder, a Note Holder and/or an Agent under the Notes or any other Note Documents, (y) any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from, in connection with, or relating to the Note Documents or the transactions contemplated thereby or (z) the nondisclosure of Seller Excluded Information in connection with the transactions contemplated hereby (collectively, the “Seller Released Claims”). The release contemplated in this Section 8(a) is expressly intended to benefit, and may be enforced directly by, any Purchaser Released Party.

(b)  The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, hereby expressly agrees that the release contemplated by the foregoing Section 8(a) extends to any and all rights granted under Section 1542 (as set forth in Section 7(b) above) and any analogous state law or federal law or regulation, and all such rights are hereby expressly, irrevocably and unconditionally waived.

(c)  The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Person the right not to release existing claims of which such Person is not aware, unless such Person voluntarily chooses to waive this right. Having been so apprised, the Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 8. The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, the Purchaser would not have agreed to the terms of this Agreement. The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, hereby represents to the Purchaser that it understands and acknowledges that it may hereafter discover facts and legal theories concerning the Purchaser Released Parties or the subject matter hereof in addition to or different from those which it now believes to be true. The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, understands and hereby agrees that the release set forth in this Section 8 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

(d)  The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, covenants that neither any Runa Entity nor the Seller nor any Seller Releasor will (and that Seller will cause all of Seller Releasors not to) sue, or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against any of the Purchaser Released Parties on the basis of any matters released pursuant to this Section 8, regardless of whether such allegation, claim, proceeding or other action is enforceable under, or not prohibited by, applicable law or otherwise. The Seller and each Runa Entity, and the Seller on behalf of each other Seller Releasor, agrees and acknowledges that it might hereafter discover facts or documents in addition to or different from those which it now knows or believes to be true or exist with respect to the subject matter of any of the claims which it is releasing under Section 8(a), but no Purchaser Released Party in any capacity shall have any duty to disclose or provide any such facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) to such Seller Releasor solely by reason of the releases in Section 8(a), and each Seller Releasor shall be deemed to have fully, finally and forever settled and released any and all claims, whether known or unknown, concealed, suspected or unsuspected, contingent or non-contingent, assertable directly or derivatively by class representative or individual, which now exist or heretofore have existed or will in the future exist to the extent such claims are actually released in Section 8(a). Notwithstanding anything herein to the contrary, the Seller Released Claims shall not include, and nothing contained in this Agreement is intended to limit, impair or otherwise modify or affect, any right or claim of (i) any Seller Releasor, or increase or expand the obligations of any Seller Releasor, under or pursuant to any indemnification, exculpation, expense advancement or other rights that any Seller Releasor may be entitled to solely in their capacity as a manager, director or officer of the Issuer or any of its Subsidiaries (the “Covered Persons”) pursuant to applicable law or the organizational documents of the Issuer or any of its Subsidiaries or any existing directors’ and officers’ liability insurance policy as in effect on the date hereof or any replacement of such policy or (A) that certain Indemnification Agreement, dated as of April 17, 2024 and effective as of October 10, 2023, by and between MariaDB USA, Inc. and Yakov Zubarev and (B) that certain Indemnification Agreement, dated as of April 17, 2024 and effective as of October 10, 2023, by and between MariaDB USA, Inc. and Michael Fanfant, (ii) Seller against the Purchaser pursuant to this Agreement or (iii) any rights that any Seller Releasor may have pursuant to Section 37 and Section 38 of the Note, which rights shall continue to inure to any such Seller Releasor’s benefit (collectively, the “Preserved Claims”).

(e)  The Seller, and the Seller on behalf of each other Seller Releasor, and each Runa Entity, and each Runa Entity on behalf of its Related Parties, hereby acknowledges and agrees that during the period from the Closing Date until the earlier of the date that (x) is three years after the Closing Date and (y) (1) no amounts are due or payable under the Note or any other Note Document to Purchaser or any permitted assignee that is an Affiliate of Purchaser, (2) any Person (whether a single purchaser or related group of purchasers), other than Purchaser or any of its Related Parties that constitute a group as defined under Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, acquires in a single transaction or series of related transactions Relevant Securities or other equity securities of Issuer representing more than fifty percent (50%) of the outstanding debt or equity interests in Issuer and its Subsidiaries and (3) neither Purchaser nor any of its Related Parties holds any debt or equity interest in Issuer and its Subsidiaries, it shall not and shall cause such other Persons not to, directly or indirectly through any other Person (i) object to, challenge, or commence any legal proceedings against any Purchaser Released Party with respect to, the Purchaser’s or any of its Related Parties’ acquisition of debt or equity securities in the Issuer or any of its Subsidiaries (collectively, the “Contemplated Transactions”), (ii) engage in any action that would reasonably be expected to adversely interfere with, impede, delay, or otherwise affect Purchaser’s or one of its Affiliates’ consummation of any Contemplated Transaction (including by acting alone or in concert with others to seek representation on or to control or influence the management, board of directors or policies of the Issuer or its Subsidiaries) (but, for the avoidance of doubt, without limiting any and all Preserved Claims), (iii) solicit, initiate or knowingly encourage any proposal or offer to the Issuer or its Subsidiaries that constitutes or would reasonably be expected to lead to an alternative transaction to any Contemplated Transaction with a Person (other than Purchaser or one of its Affiliates), (iv) initiate or participate in any communication with third parties with the intention of discouraging or dissuading them from proceeding with any transaction with Purchaser or one of its Affiliates with respect to the debt or equity securities of the Issuer or its Subsidiaries, (v) enter into any agreement, purchase agreement, letter of intent, tender agreement, or similar agreement with respect to an alternative transaction to a Contemplated Transaction involving a Person other than Purchaser or one of its Affiliates, (vi) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any equity interest (or beneficial ownership thereof), or rights or options to acquire any equity interest (or beneficial ownership thereof), any material assets, or any indebtedness or businesses of the Issuer or any of its Subsidiaries, or (vii) take any action that would reasonably be expected to result in a request by a court of competent jurisdiction or a Governmental Authority to disclose, or would reasonably be expected to cause or require the Purchaser, the Issuer or any of their respective Related Parties to disclose or make a public announcement regarding, any Confidential Information or any matter of the type set forth in this Section; provided, that nothing in this Section 8 shall restrict the Seller, any other Seller Releasor, any Runa Entity, or any Related Party of any Runa Entity, from disposing of any equity securities of the Issuer that any of them hold as of the date hereof after December 31, 2024 or from taking any actions in furtherance thereof, including the solicitation of purchasers for such equity securities; provided, further, that the foregoing proviso shall not be available to Seller, any other Seller Releasor, any Runa Entity, or any Related Party of any Runa Entity, if the failure by Purchaser or any of its Related Parties to acquire such equity securities of the Issuer prior to December 31, 2024, was caused, in any material respect, by the failure of Seller, any other Seller Releasor, any Runa Entity, or any Related Party of any Runa Entity, to comply with the restrictions set forth in this Section 8(e)).

(f)   In the event that the Purchaser assigns the Note to a Related Party, Purchaser shall cause such Related Party to assume Purchaser’s obligations under this Section 8. Any purported transfer which is not in accordance with the terms and conditions of this Section 8(f) shall be null and void ab initio and of no force or effect.

SECTION 9.  Confidentiality; Non-Solicitation.

(a)  Subject to the exceptions set forth in this Section 9(a), during the period from the Closing Date until the date that is three years after the Closing Date, Seller shall, and shall cause each Seller Related Party (excluding each Runa Entity), and each Runa Entity shall, and shall cause each of its Related Parties that has received Confidential Information (all such Persons, the “Restricted Parties”), not to disclose, and to treat and hold as strictly confidential, all Confidential Information and refrain from using any Confidential Information; provided, that notwithstanding anything herein to the contrary, nothing will prohibit the Restricted Parties from disclosing any Confidential Information to the extent (i) a Restricted Party is making internal announcements to their respective equity holders and prospective equity holders in connection with their fundraising and reporting activities or (ii) any such disclosure is made in connection with and necessary for the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Upon the request of Purchaser at any time after Closing, the Restricted Parties shall deliver promptly to Purchaser or destroy all tangible embodiments of the Confidential Information in their possession or under their control and provide confirmation thereof in writing; provided, that, notwithstanding anything herein to the contrary, no Restricted Party shall be required to return, destroy or erase (i) any Confidential Information that is contained in any attorney work product created in connection with a transaction with the Issuer or any of its Subsidiaries, the Purchaser or the Successor Agent, (ii) so much of the Confidential Information as the Restricted Party or any of its representatives reasonably believes is necessary to comply with any legal, regulatory or data protection requirements or bona fide pre-existing document retention policies or (iii) so much of the Confidential Information which is contained in an archived computer system in accordance with such Person’s security, backup and/or disaster recovery procedures. If a Restricted Party or any of the Restricted Party’s Related Parties is requested or required to disclose any Confidential Information under applicable law, the Restricted Party shall, to the extent practicable, notify Purchaser promptly so that Purchaser may seek, at its own cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 9(a). In the absence of a protective order or the receipt of a waiver hereunder, the Restricted Party or its Related Party may disclose Confidential Information to any Governmental Authority, but only to the extent to which their respective counsel advises such Restricted Party or its Related Party is legally required or requested to disclose, without liability hereunder; provided, that such Person shall use its commercially reasonable efforts to obtain an order or other assurance at the Purchaser’s sole cost and expense that confidential treatment shall be accorded to such Confidential Information. Notwithstanding the foregoing, no such notice shall be required in the case of routine requests for information from any Restricted Party or its Related Parties by bank, securities, tax, regulatory, professional or similar authorities with jurisdiction over any Restricted Party or any of its Related Parties, as applicable (which may include any bank regulator or public accounting oversight body), or in connection with any response thereto; provided that the proceeding or request is not specifically targeted at the Issuer or any of its Subsidiaries, the Purchaser, the Successor Agent or any of their respective Related Parties, or the Confidential Information, and the Restricted Party or its Related Party, as applicable, uses commercially reasonable efforts to ensure confidential treatment of such requested information at the Purchaser’s sole cost and expense.

(b)  During the period from the Closing Date until the earlier of the date that (x) is three years after the Closing Date and (y) (1) no amounts are due or payable under the Note or any other Note Document to Purchaser or any permitted assignee that is an Affiliate of Purchaser, (2) any Person (whether a single purchaser or related group of purchasers), other than Purchaser or any of its Related Parties that constitute a group as defined under Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, acquires in a single transaction or series of related transactions Relevant Securities or other equity securities of Issuer and its Subsidiaries representing more than fifty percent (50%) of the outstanding debt or equity interests in Issuer and its Subsidiaries and (3) neither Purchaser nor any of its Related Parties holds any debt or equity interest in Issuer and its Subsidiaries, the Seller shall not, and shall cause each Seller Related Party (excluding each Runa Entity) not to, and each Runa Entity shall not, and shall cause each of its Related Parties (collectively, the “Restricted Group”) not to, for itself or on behalf of another Person (i) (x) directly or indirectly solicit for employment or knowingly encourage any employee, consultant, adviser, or independent contractor of the Issuer or its Subsidiaries who was employed, hired or engaged by the Issuer or its Subsidiaries immediately prior to the Closing to leave the employ, service relationship or engagement of the Issuer or its Subsidiaries, or in any way knowingly interfere adversely with the relationship between the Issuer or its Subsidiaries and any such employee, consultant, adviser, or independent contractor who was an employee, consultant, adviser, or independent contractor of the Issuer or its Subsidiaries as of the Closing or (y) employ, hire or engage any such Person who is or was, at any time within 12 months of such proposed employment, hiring or engagement, employed, hired or engaged by the Issuer or its Subsidiaries (provided, that the foregoing clause (i) shall not prohibit any member of the Restricted Group from engaging in solicitations for employees, consultants, advisers or independent contractors, so long as such solicitations are general in nature, do not specifically target employees, consultants, advisers or independent contractors of the Issuer or its Subsidiaries, and do not result in the employment or engagement of such Persons who respond to such general solicitations), (ii) intentionally and actively induce, any specific customer, supplier, licensor, licensee, vendor, lessor or other material business relation of the Issuer or its Subsidiaries as of the Closing (each a “Business Relation”) to cease doing business with, or otherwise modify adversely the business done with, the Issuer or its Subsidiaries or (iii) in any way knowingly and intentionally interfere with the relationship between any specific Business Relation and the Issuer or its Subsidiaries that is in effect as of the Closing.

(c)  During the period from the Closing Date until the earlier of the date that (x) is three years after the Closing Date and (y) (1) no amounts are due or payable under the Note or any other Note Document to Purchaser or any permitted assignee that is an Affiliate of Purchaser, (2) any Person (whether a single purchaser or related group of purchasers), other than Purchaser or any of its Related Parties that constitute a group as defined under Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, acquires in a single transaction or series of related transactions Relevant Securities or other equity securities of Issuer and its Subsidiaries representing more than fifty percent (50%) of the outstanding debt or equity interests in Issuer and its Subsidiaries and (3) neither Purchaser nor any of its Related Parties holds any debt or equity interest in Issuer and its Subsidiaries, the Seller shall not, and shall cause each Seller Related Party (excluding each Runa Entity) not to, and each Runa Entity shall not, and shall cause each of its Related Parties not to, directly or indirectly, for itself or on behalf of another Person (i) (1) create, develop or otherwise produce or invest in (including by investing in any Person but excluding, for clarity, charitable donations or contributions to, sponsorships or forums of and similar activities involving the MariaDB Foundation or any of its Subsidiaries) any open source based SQL database that use or are forked from any portion of the existing source code of the MariaDB Foundation, Issuer and/or its Subsidiaries, including without limitation MySQL, and that are or would reasonably be expected to be competitive with the products or services provided by Issuer and/or its Subsidiaries as of the Closing or (2) use any portion of the existing source code of MariaDB Foundation, Issuer and/or its Subsidiaries as of the Closing to create, develop, or produce a competitive product or service to such products or services provided by Issuer and its Subsidiaries as of the Closing, or (ii) solicit Michael “Monty” Widenius for employment or any consultant, independent contractor or other engagement, or otherwise any commercial relationship, or employ or engage him in any such capacity, or otherwise enter into any commercial agreement or arrangement with him that adversely interferes in any material respect or would reasonably be expected to adversely interfere in any material respect with the relationship between Mr. Widenius and Issuer or any of its Subsidiaries (provided, that the restriction in this clause (ii) shall not prohibit interactions between (x) on the one hand, Seller, any Seller Related Party, any Runa Entity or any of their Related Parties, and, on the other hand, Mr. Widenius, that do not directly or indirectly relate to such employment, consulting, independent contractor or other commercial relationship or (y) on the one hand, Acronis AG, a company organized under the laws of Switzerland (“Acronis AG”), and, on the other hand, Mr. Widenius, so long as none of Seller, any Seller Related Party, any Runa Entity or any of their Related Parties (in each case, other than Acronis AG) causes, directs or actively facilitates or encourages Acronis AG to take any action prohibited by this Section 9(c).

(d)  Notwithstanding anything to the contrary in this Section 9 (but subject to the following provisions of this Section 9(d)), actions of any portfolio company (as such term is used in the investment industry) of Seller or any Runa Entity or of any of their Related Parties or affiliated investment funds shall not be considered a breach of the restrictions in Section 9 of this Agreement unless (i) such portfolio company has received Confidential Information from Seller, any Seller Related Party, any Runa Entity or any of such Runa Entity’s Related Parties (each such Person, excluding any portfolio company of any such Person, a “Runa Affiliated Person”), or (ii) any Runa Affiliated Person has directed, actively facilitated, encouraged, or caused the portfolio company to engage in such activities that are proscribed under this Section 9. Notwithstanding the forgoing, Confidential Information will not be deemed to have been received by a portfolio company under clause (i) above from a Runa Affiliated Person solely as a result of any Runa Affiliated Person (whether or not such Person has been provided with or has knowledge of Confidential Information) serving as a director, officer, board observer or manager of such portfolio company.

SECTION 10.  Governing Law; Dispute Resolution; JURY WAIVER. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware and the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

SECTION 11.  Modification; Waiver in Writing. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, cancellation or termination is being sought. The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement. No waiver of any condition or of any failure of any party to comply with any covenant or other obligation hereunder shall be valid unless set forth in a writing signed by the party against whom such waiver is to be enforced. No waiver by any party of any condition or failure of any party to comply with any covenant or other obligation, whether intentional or not, shall be deemed to extend to any other prior or subsequent condition or failure to comply with any covenant or other obligation, or affect any rights arising by virtue of any other prior or subsequent such occurrence.

SECTION 12.  Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement, the Transferred Interests (including any Proceeds in respect of the Transferred Interests), nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties hereto, and any such purported assignment or delegation without such consent shall be void ab initio; provided that notwithstanding the foregoing, Purchaser may assign and transfer the Transferred Interests (including any Proceeds in respect of the Transferred Interests) or any of its rights, interests or obligations hereunder to any of its Affiliates without Seller’s consent so long as the Transferred Interests (including any Proceeds in respect of the Transferred Interests) and any obligations of Purchaser hereunder are simultaneously transferred to such Affiliate. Except as expressly provided herein (including in Sections 7(a) and 8(a), in respect of, respectively, Seller Released Parties and Purchaser Released Parties that are third-party beneficiaries thereof), none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

SECTION 13.  Notices. All communications between the parties or notices or other information sent under this Agreement shall be in writing, hand-delivered or sent by overnight courier, mailed by certified or registered mail or emailed, addressed to the relevant party at its address or email address specified in the signature blocks to this Agreement or at such other address or email address as such party shall designate in writing. All such communications and notices shall be effective upon receipt.

SECTION 14.  Headings; Etc. The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise set forth herein, all references herein to a specified Section shall mean and refer to the specified Section of this Agreement.

SECTION 15.  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement shall constitute effective delivery of such signature page. This Agreement to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

SECTION 16.  Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations, written or oral, between the parties.

SECTION 17.  Rules of Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. The words “including” and “includes” when used in this Agreement shall be deemed followed by the words “without limitation”.

SECTION 18.  Further Assurance. Each party agrees that, from and after the Closing, it shall execute, acknowledge and deliver such other instruments, documents, certificates, Irish Companies Registration Office filings and notices, and take such actions as the other parties may reasonably request, and at the requesting party’s sole cost and expense, in order to effectuate the purposes of and transactions described in this Agreement; provided, that, notwithstanding anything to the contrary, all such documents to be executed and actions to be taken by Seller shall be without recourse, representation or warranty of any kind, except as expressly provided in Sections 1(b), 1(b) and 2 of Schedule C of this Agreement. To the extent permitted by applicable law, Purchaser agrees to assume, as of the Closing Date, all obligations with respect to federal, state and local income tax informational reporting related to the Transferred Interest with respect to periods after the Closing Date. Purchaser further agrees to use commercially reasonable efforts to cooperate with Seller to the extent reasonably necessary to allow Seller to fulfill its obligations with respect to such informational reporting for such Transferred Interest for the period prior to the Closing Date. This covenant shall survive the Closing of the transactions described in this Agreement.

SECTION 19.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term of this Agreement or the application of any such term to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 20.  Specific Performance. Each party hereto acknowledges and agrees that if any provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including if the Closing is not consummated by any party) then money damages would be inadequate (and therefore, the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party may be entitled to specific performance, an injunction or other equitable relief (without posting any bond or other security or needing to prove irreparable harm or damages) to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms hereof and obligations of the other parties to this Agreement in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which such party may be entitled at law, in equity or pursuant to this Agreement. This right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without such rights no party would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that any other party otherwise has an adequate remedy at law.

SECTION 21.  LIMITATION ON DAMAGES. NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY EXEMPLARY OR PUNITIVE DAMAGES (EXCEPT AS MAY BE AWARDED TO ANY THIRD PARTY THAT IS NOT A RELATED PARTY OF PURCHASER OR THE ISSUER) ON ACCOUNT OF ANY BREACH OF THIS AGREEMENT.

SECTION 22.  D&O Coverage. If, at such time that coverage under the Issuer’s existing officers’ and directors’ liability insurance shall terminate as a result of any transaction (including upon the consummation of the Contemplated Transactions), and Purchaser or any Related Party has the power and authority to cause the Issuer to purchase an officers’ and directors’ liability “tail” insurance policy, then, unless such “tail” insurance policy has previously been purchased by the Issuer, Purchaser shall at such time (or as soon as reasonably practicable thereafter) cause the Issuer to purchase such “tail” insurance policy at the sole cost and expense of Issuer or the Purchaser and/or the Related Parties of Purchaser (which costs and expenses shall be funded by Issuer, the Purchaser and/or a Related Party of the Purchaser at the time of such policy being bound) that provides customary “tail” coverage for Covered Persons (the “D&O Coverage”) on terms (including limits on liability) no less favorable than the directors’ and officers’ liability insurance policy providing coverage to the Covered Persons immediately prior to Closing. For so long as Issuer is a Related Party of Purchaser or Purchaser or a Related Party of Purchaser otherwise has the power and authority to control the Issuer, Purchaser shall, and shall cause Issuer to, (a) cooperate with the Covered Persons so that they can effectively avail themselves of the D&O Coverage on the same basis as the other insureds who are natural persons under the D&O Coverage, and (b) for a period of six years from the date on which Purchaser and/or a Related Party of Purchaser gains such control (or such lesser period in the event that Purchaser subsequently ceases to hold or control a majority of such securities), not, and cause the Issuer not to (i) take any action to cause the D&O Coverage (or any officers’ and directors’ liability insurance then in effect) to be cancelled or any provision therein, without the prior written consent of the Covered Persons, to be amended or waived in a manner adverse to the Covered Persons or (ii) cause any changes or amendments to the organizational documents of the Issuer or any of its Subsidiaries that would adversely affect the rights of the Covered Persons thereunder with respect to exculpation from liability, indemnification or advancement of expenses in respect of acts or omissions of such Covered Persons. If Purchaser or the Issuer, or any of their respective successors or assigns, (x) consolidates with or merges into any other Person, (y) transfers all or substantially all of its properties or assets to any other Person or (z) no longer has the power, directly or indirectly to direct or cause the direction of management or policies of the Issuer or its Subsidiaries, whether by contract or otherwise, then, and in each case, commercially reasonable efforts shall be used to provide that the successors and assigns of Purchaser, such Purchaser Related Party or the Issuer, as the case may be, are required to honor Purchaser's obligations set forth in this Section 22. In connection with the forgoing obligations of Purchaser, Purchaser agrees to (a) pay (or cause Issuer to pay) all costs and expenses when required to be funded to bind the D&O Coverage in accordance herewith and (b) not, prior to satisfying its obligations in the foregoing clause (a), pay or cause any of its Related Parties to pay the costs and expenses of any officers’ and directors’ liability insurance providing coverage to directors and officers of Issuer in office immediately following Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

RP VENTURES LLC,
a Delaware limited liability company

By:	/s/ Michael Fanfant
	Name:	Michael Fanfant
	Title:	Manager

Address:	595 Pacific Ave, Floor 4, San Francisco, CA 94133
Email address:	rpventrues@gmail.com
Attention:	Michael Fanfant, Manager

Signature Page to Loan Purchase Agreement	S-1

PURCHASER AND SUCCESSOR AGENT:

MERIDIAN TOPCO LLC,
a Delaware limited liability company

By:	/s/ Sujit Banerjee
	Name:	Sujit Banerjee
	Title:	President

Address: c/o K1 Investment Management 875 Manhattan Beach Blvd. Manhattan Beach, California 90266 Email address: sbanerjee@k1ops.com Attention: Sujit Banerjee

Signature Page to Loan Purchase Agreement	S-2

RUNA ENTITIES:

RUNA CAPITAL II (GP),
a Cayman Islands exempted company

By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA CAPITAL OPPORTUNITY I (GP),
a Cayman Islands exempted company

By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA VENTURES I LIMITED,
a Bermuda company
By:	Runa Capital Opportunity I (GP)
(Managing Shareholder)

By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

Address: 595 Pacific Ave, Floor 4, San Francisco, CA 94133 Email address: notices@runacap.com Attention: Gary Carr, Director

Signature Page to Loan Purchase Agreement	S-3

SCHEDULE A

Definitions

(a)  “Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to (x) vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or (y) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)  “Agreement” has the meaning set forth in the Preamble to this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)  “Closing” has the meaning set forth in Section 3(a) of this Agreement.

(d)  “Closing Date” has the meaning set forth in Section 3(a) of this Agreement.

(e)  “Collateral” means any and all property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which any Lien has been, or is purported to have been, granted to or for the benefit of any Holder, Note Holder and/or the Agent under the Note or any other Note Document including the Collateral Agreements.

(f)   “Collateral Agreements” mean each of the (i) Irish Law Debenture, dated as of October 10, 2023 (as amended, restated, amended and restated, supplemented or modified from time to time), by Issuer in favor of Seller (as Administrative Agent) and (ii) the New York Law Guarantee and Collateral Agreement, dated as of October 10, 2023 (as amended, restated, amended and restated, supplemented or modified from time to time), by each Note Party thereto in favor of Seller (as Agent).

(g)  “Collections” means all payments and other distributions of cash, securities, notes or other property (including Collateral) received under or in respect of the Transferred Interests.

(h)  “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Issuer and its Subsidiaries and their respective Related Parties, the business, operations and condition (financial or otherwise) of the Issuer and its Subsidiaries, the Transferred Interests, the Purchaser and its Related Parties, the negotiation and consummation of the transactions contemplated hereby and in the other documents to be delivered by Seller pursuant to Section 4, or the existence of this Agreement. For the avoidance of doubt, Confidential Information does not include (a) information which is or becomes generally available to the public, other than as a result of a disclosure by Seller or any of its Related Parties in violation of this Agreement or other confidentiality obligation to which any of them is bound or (b) information which becomes available on a non-confidential basis from a source other than the Issuer and its Subsidiaries, the Purchaser, the Successor Agent and each of their respective Related Parties unless such source was known or could reasonably be determined by the Seller or its Related Parties to be under a confidentiality obligation with respect to such information.

(i)    “Governmental Authority” means any foreign, Federal, state, municipal or other governmental department, agency, institution, authority, regulatory body, court or tribunal, and includes arbitration bodies, whether governmental, private or otherwise.

(j)    “Irish Debenture Administrative Agent Replacement Deed” means that certain deed, dated the date hereof, and made between Seller (as Agent) and Successor Agent as successor Administrative Agent.

(k)  “Issuer” means MARIADB PLC, an Irish public limited company.

(l)    “Judgment” means, in respect of the Note or any other Note Document, any judgment in favor of Seller and enforcing the Issuer’s or any of its Subsidiaries’ obligations under or in respect of such Note or other Note Document.

(m)     “Lien” means a pledge, claim, lien, charge, mortgage, encumbrance, or any security interest.

(n)  “Note” means that certain Senior Secured Promissory Note in the original principal amount of $26,500,000.00, dated as of October 10, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Issuer and the Seller.

(o)  “Note Documents” means the Note, the Guaranty and Collateral Agreement (as defined in the Note), any other Collateral Agreement, any other pledge agreement, security agreement or any other agreement concerning or relating to the Collateral, any control agreement and any other agreement executed by the Seller or any of its Subsidiaries in connection with, or in relation to, any of the foregoing, including those set forth on Schedule B hereto, in each case, which have been received by Seller and are effective as of the Closing Date. Notwithstanding anything to the contrary, no agreements or documents related to the Seller Related Parties’ ownership of the equity interests of Issuer shall constitute Note Documents.

(p)  “Person” means any natural person, corporation, partnership, trust, limited liability company, association, or any other entity, whether acting in an individual, fiduciary or other capacity.

(q)  “Proofs of Claim” means, in respect of the Note or any other Note Document, any proof of claim filed by Seller pursuant to any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) in connection with the Note or such other Note Document.

(r)   “Purchase Price” has the meaning set forth in the Recitals to this Agreement.

(s)   “Purchaser” has the meaning set forth in the Preamble to this Agreement.

(t)    “Purchaser Excluded Information” has the meaning set forth in Section 1(a)(v) of Schedule C hereto.

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(u)  “Related Parties” means, with respect to any Person, such Person’s past, present and future, direct or indirect Affiliates (including, for the avoidance of doubt with respect to (i) Purchaser and each fund or investment vehicle controlled by or under common control of Purchaser, and solely on and after the Closing Date, the Issuer and its Subsidiaries, and (ii) Seller and each Runa Entity, each fund or investment vehicle controlled by or under common control of any of them), and the partners, members, shareholders, directors and/or managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates, and each of their respective successors and assigns; provided, that, in no event shall Seller, any Seller Related Party, any Runa Entity or any of its Related Parties be deemed to be a Related Party of the Issuer or any of its Subsidiaries and in no event shall Seller Related Parties include (i) the Issuer or any of its Subsidiaries, Smartfin Management BV, Smartfin Capital NV, Smartfin Capital II Commv, Open Ocean Opportunity Fund I Ky, or Open Ocean Fund Two Ky or (ii) any of their Affiliates, investment or other advisors, employees, officers, directors, managers, agents, counsels or other representatives, except, in each case with respect to this clause (ii), unless such Person is a Runa Entity or a general partner, member, shareholder, director, manager, officer, employee, attorney-in-fact, trustee or advisor of Seller or such Runa Entity.

(v)  “Relevant Securities” has the meaning given to that term in the Irish Takeover Panel Act 1997, Takeover Rules 2022.

(w)     “Resignation Letters” means resignation letters in the form agreed by the parties, signed by Michael Fanfant and Yakob Zubarev, resigning as directors of the Issuer.

(x)  “Seller” has the meaning set forth in the Preamble to this Agreement.

(y)  “Seller Related Parties” means with respect to Seller any and all of its past, present or future direct or indirect Affiliates, and their respective partners, members, shareholders, directors and/or managers, officers, employees, agents, attorneys-in-fact, trustees and advisors, and each Runa Entity and any Affiliates, partners, members, shareholders, directors and/or managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Runa Entity and each of their respective successors and assigns; provided, that, in no event shall Seller Related Parties include (i) Issuer or any of its Subsidiaries, Smartfin Management BV, Smartfin Capital NV, Smartfin Capital II Commv, Open Ocean Opportunity Fund I Ky, or Open Ocean Fund Two Ky or (ii) any of their Affiliates, investment or other advisors, employees, officers, directors, managers, agents, counsels or other representatives, except, in each case with respect to this clause (ii), unless such Person is a Runa Entity or a general partner, member, shareholder, director, manager, officer, employee, attorney-in-fact, trustee or advisor of Seller or such Runa Entity.

(z)  “Seller Excluded Information” has the meaning set forth in Section 1(b)(vi) of Schedule C hereto.

(aa)    “Successor Agent” has the meaning set forth in the Preamble to this Agreement.

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(bb)   “Transferred Interests” means any and all of Seller’s obligations, liabilities, right, title, and interest, in, to and under the Note and any other documents or instruments delivered pursuant thereto to the extent related, including any other Note Document, in each case solely in its capacity as Agent, a Holder and/or a Note Holder under the Note Documents, and to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller (in its capacity as Agent, a Holder and/or a Note Holder) against any Person (including the Issuer or any of its Subsidiaries or any of their Affiliates but, notwithstanding anything to the contrary, excluding Seller and the Seller Related Parties), whether known or unknown, contingent or absolute, arising under or in connection with the Note, any other documents or instruments delivered pursuant thereto (including any Note Document) or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned referenced above and if applicable, the following: (a) all amounts payable and all Obligations owed to Seller under (or in relation to) the Note or any other Note Documents; (b) the Note and the Note Documents; (c) all Judgments, if any; (d) the Proofs of Claim, if any; (e) all guaranties, rights to Collateral and any security of any kind for or in respect of the foregoing and any proceeds related thereto; and (f) all cash, securities, notes or other property, and all setoffs and recoupments received, applied or effected by or for the account of Seller, in each case, on or after Closing from the Issuer or any of its Subsidiaries, in each case in respect of the Note. Notwithstanding anything to the contrary, the following shall not constitute Transferred Interests, shall be excluded from the definition of “Transferred Interests” and shall be retained by the Seller and Seller Related Parties, as applicable: (i) any equity interests of Issuer owned by Seller or the Seller Related Parties, (ii) any rights of Seller under this Agreement, the Agency Transfer Documents or any other related documents executed in connection herewith and therewith, and (iii) all interest, fees and other expenses paid or reimbursed (including any application of cash collateral to such expenses to the extent disclosed in writing to Purchaser prior to Closing) by the Note Parties to Seller or the Seller Related Parties prior to the Closing.

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SCHEDULE B

Note Documents

1.	Senior Secured Promissory Note dated October 10, 2023 by Issuer and the other Note Parties party thereto and Seller as Holder and Agent.

2.	First Amendment to Senior Secured Promissory Note dated January 10, 2024 by Issuer and the other Note Parties party thereto and Seller as Holder and Agent.

3.	Forbearance Agreement dated as of February 5, 2024 by Issuer and the other Note Parties party thereto and Seller as Holder and Agent.

4.	Guarantee and Collateral Agreement dated October 10, 2023 by Issuer and the other Note Parties party thereto and Seller as Agent.

5.	Patent Security Agreement dated as of October 10, 2023 by MariaDB USA, Inc. in favor of Seller as Agent.

6.	Debenture, dated as of October 10, 2023 between Issuer and Seller as Agent.

7.	Deposit Account Control Agreement dated as of December 12, 2023 by and among MariaDB USA, Inc., Seller as Agent and Bank of America, N.A.

8.	Amended and Restated Deposit Account Control Agreement dated as of February 23, 2024 by and among MariaDB USA, Inc., Seller as Agent and Bank of America, N.A.

SCHEDULE C

Representations and Warranties

SECTION 1.  Representations and Warranties of Seller and Purchaser.

(a)  General Representations of Purchaser. Purchaser (including in its capacity as Successor Agent) hereby represents and warrants to Seller that, as of the date hereof:

(i)    Organization and Authority. Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser has the right and the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and its representatives executing this Agreement on its behalf are duly authorized to do so. Purchaser has taken all limited liability company action necessary to execute this Agreement and to perform its obligations hereunder, and no other limited liability company action on the part of Purchaser is necessary to authorize the execution and performance of this Agreement by Purchaser.

(ii)      Due Execution. None of the execution, delivery and performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser will: (A) violate or conflict with any provision of the organizational or governing documents of Purchaser or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which Purchaser is a party, or (B) to Purchaser’s actual knowledge, constitute a violation by Purchaser of any statute, law or regulation that is applicable to Purchaser.

(iii)    Binding Agreement. This Agreement, assuming due authorization, execution and delivery by Seller and each Runa Entity, is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except (1) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws or equitable principles limiting the rights of creditors generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general equity principles).

(iv)     Independent Parties. Purchaser (i) is a sophisticated party with respect to the purchase of the Transferred Interests, (ii) has adequate information concerning the business and financial condition of the Issuer and Seller to make an informed decision regarding the purchase of the Transferred Interests and (iii) has independently and without reliance upon Seller or any Seller Related Party (other than, for the avoidance of doubt, the representations and warranties set forth herein), and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges that none of the Issuer, any of its Related Parties, Seller or any of the Seller Related Parties has given Purchaser any investment advice, credit information or opinion on whether the purchase of the Transferred Interests is prudent. Purchaser acknowledges that the Transferred Interests may have limited or no liquidity and Purchaser shall bear the economic risks of, including a complete loss of its investment in, the Transferred Interests.

(v)  Purchaser Excluded Information. Purchaser acknowledges that (i) Seller and the Seller Related Parties currently may have, and later may come into possession of, information with respect to the Transferred Interests, Issuer or any of their respective Affiliates that is not known to Purchaser and that may be material to a decision to purchase the Transferred Interests (“Purchaser Excluded Information”), (ii) Purchaser has determined to purchase the Transferred Interests notwithstanding its lack of knowledge of Purchaser Excluded Information and (iii) Seller and the Seller Related Parties shall have no liability to Purchaser or any of its Related Parties with respect to the nondisclosure of Purchaser Excluded Information in connection with the transactions contemplated hereby.

(vi)     No Brokers. Except as set forth in any disclosure schedules delivered by Purchaser with this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof that none of Purchaser or any of its Affiliates has dealt with any broker, investment broker or agent in connection with the purchase of the Transferred Interests and that no commissions, finder’s fees or other such payments are due any broker from the Purchaser or any of its Affiliates by reason of the actions (or alleged actions) of Purchaser or any of its Affiliates. Purchaser hereby indemnifies and agrees to hold Seller and the Seller Related Parties harmless from and against any and all loss, liability, cost or expense (including without limitation, court costs and reasonable attorneys’ fees and expenses) that Seller or any of the Seller Related Parties may suffer or sustain should the representation and warranty in this Section 1(a)(vi) prove inaccurate. The foregoing indemnity shall survive the Closing.

(b)  General Representations of Seller. Seller hereby represents and warrants to Purchaser that, as of the date hereof:

(i)    Organization and Authority. The Seller is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has the right and the requisite organizational power and authority to enter into this Agreement and to perform its obligations hereunder, and its representatives executing this Agreement on its behalf are duly authorized to do so. Seller has taken all limited liability company action necessary to execute this Agreement and to perform its obligations hereunder, and no other limited liability company action on the part of Seller is necessary to authorize the execution and performance of this Agreement by Seller.

(ii)      Due Execution. None of the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement by Seller will: (A) violate or conflict with any provision of the organizational or governing documents of Seller or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which Seller is a party, (B) violate any judgment, order, injunction, decree or award of any court or arbitrator, or, to Seller’s actual knowledge, any order, regulation or demand of any Governmental Authority, in each case, which violation, in Seller’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of Seller to perform or delay the performance of its obligations under this Agreement or (C) to Seller’s actual knowledge, constitute a violation by Seller of any statute, law or regulation that is applicable to Seller.

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(iii)    No Relevant Securities. Neither Seller nor any Seller Related Party is a shareholder or intending shareholder of the Issuer, or of any Person interested in Relevant Securities of the Issuer, except as set forth in the Schedule 13D/A of the Runa Entities as filed with the Securities and Exchange Commission on or about April 1, 2024 (the “13D/A”). Other than that certain Term Sheet for Convertible Preferred Shares Financing, executed February 5, 2024, by and between the Issuer, Seller and Hale Capital Partners (the “Hale Term Sheet”) or as disclosed on the 13D/A, neither Seller nor any Seller Related Party has entered into any commitment letter, subscription agreement or term sheet in respect of the issuance or potential issuance of any equity securities by the Issuer or any of its Subsidiaries that has not expired or been terminated as of immediately prior to Closing.

(iv)     Binding Agreement. This Agreement, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except (1) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws or equitable principles limiting the rights of creditors generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general equity principles).

(v)  Independent Parties. Seller (i) is a sophisticated party with respect to the sale of the Transferred Interests, (ii) has adequate information concerning the business and financial condition of the Issuer and Purchaser to make an informed decision regarding the sale of the Transferred Interests and (iii) has independently and without reliance upon Purchaser or any of its Related Parties (other than, for the avoidance of doubt, the representations and warranties set forth herein), and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that none of the Issuer, Purchaser nor any of their respective Related Parties has given Seller any investment advice, credit information or opinion on whether the sale of the Transferred Interests is prudent.

(vi)     Seller Excluded Information. Seller acknowledges that (i) Purchaser and its Related Parties currently may have, and later may come into possession of, information with respect to the Transferred Interests, Issuer or any of their respective Affiliates that is not known to Seller and that may be material to a decision to sell the Transferred Interests (“Seller Excluded Information”), (ii) Seller has determined to sell the Transferred Interests notwithstanding its lack of knowledge of Seller Excluded Information and (iii) Purchaser and its Related Parties shall have no liability to Seller or any Seller Related Parties with respect to the nondisclosure of Seller Excluded Information in connection with the transactions contemplated hereby.

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(vii)      Solvency. Seller has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets. The sale of the Transferred Interests is not intended by Seller to hinder, delay or defraud any of its creditors.

(viii)    Relationships. Except for any contract or agreement that has been delivered to Purchaser or made available to Purchaser or its representatives in the MariaDB SharePoint Dataroom, is set forth in the Articles of Association of the Issuer or is disclosed in Issuer’s Annual Report on Form 10-K for the year ended June 30, 2023 or the 13D/A, (a) no Covered Person is a party to or otherwise covered by or entitled to enforce (including as a third party beneficiary) any agreement with the Issuer or any of its Subsidiaries providing for indemnification, advancement of expenses or exculpation from liability in connection with such Covered Person’s role as a director or officer of the Issuer or any of its Subsidiaries, or otherwise and (b) neither Seller nor any Seller Related Party, nor any Runa Entity nor any Related Party of any Runa Entity, is party to any contract or agreement with the Issuer or any of its Subsidiaries.

(c)  Representations of Seller With Respect to the Note. Seller hereby represents and warrants to Purchaser that as of the date hereof:

(i)    Seller is the sole holder of the Note and the Note Documents, owning 100% of the Obligations owed under such agreements. The Seller’s right, title, and interest in, to and under the Note and the Note Documents is free and clear of any Liens. Other than the Transferred Interests being transferred by this Agreement, the Seller does not and nor do any of its Seller Related Parties own or have, nor have they entered into, any other debt instrument, debt agreement, debt arrangement with or debt security of the Issuer or any of its Subsidiaries (including any commitment letter, subscription agreement or term sheet in respect of the issuance or potential issuance of any debt securities by the Issuer or any of its Subsidiaries that has not expired or been terminated as of immediately prior to Closing).

(ii)      The current amounts of advanced and unpaid principal owing by the Issuer on the Note as of the date hereof are as set forth on Exhibit A to this Agreement. All accrued and unpaid interest (including any default interest) and any other reimbursable fees and expenses on the Note as of the date hereof is set forth on Exhibit A.

(iii)    Seller has not transferred, assigned, or hypothecated, and there is no presently effective agreement to transfer, assign or hypothecate, all or any part of Seller’s interest in the Transferred Interests other than this Agreement.

(iv)     Schedule B to this Agreement constitutes a true, correct and complete list, as of the date hereof, of all material Note Documents and other material documents evidencing or relating to the Transferred Interests (the “Material Note Documents”). As of the date hereof, Seller has made available to Purchaser a true, correct and complete copy of each document listed on Schedule B. Except as disclosed on Schedule B, as of the date hereof, the Seller has not entered into, and does not otherwise have knowledge of, any side letters or other agreements, contracts or arrangements relating to the Note or any other Note Document except as set forth in the 13D/A.

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(v)  Since the date that Seller purchased the Note and except for any applicable documents listed on Schedule B to this Agreement, Seller has not modified or amended any of the Material Note Documents and there are otherwise no material modifications or amendments thereto, except as set forth on Schedule B to this Agreement.

(vi)     Other than Issuer and its representatives acting on Issuer’s behalf, Seller has not received any written notice (excluding for clarity any statements published or otherwise disseminated to the general public) challenging the enforceability of the Note or alleging any defenses or offsets thereto.

(vii)      No litigation is pending, or to Seller’s actual knowledge, has been threatened in writing (other than by Issuer and its representatives acting on Issuer’s behalf), against Seller by the Issuer, any of its Subsidiaries or any of their Affiliates relating to the Note.

(viii)    As of the date hereof, the Seller is not in breach of any term of the Note or any other Note Document in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute such a breach.

(ix)     Except for the Hale Term Sheet or as disclosed in the 13D/A, neither Seller nor any Seller Related Party has entered into any agreement, term sheet or other document, or has any other arrangement or understanding, written or oral, and in each case, whether binding in whole, in part or wholly non-binding, with Hale Capital Partners or any Related Party thereof, or any other third party, in relation to the Note or the replacement or amendment thereof requiring payment by Issuer, Seller or any of their respective Related Parties or otherwise pursuant to which Issuer or any of its Subsidiaries has any liability or obligation, contingent or otherwise. To the Seller’s actual knowledge, no more than $40,000 is or may become due and payable by the Issuer or any of its Subsidiaries after the date hereof to Hale Capital Partners in connection with the Hale Term Sheet. Seller has (1) irrevocably waived all of its rights under the Hale Term Sheet, or (2) the Hale Term Sheet has otherwise been terminated with respect to all of Seller’s rights thereunder. Neither the Issuer nor any of its Subsidiaries owe Seller or any Seller Related Party any amount (whether contingent or otherwise) pursuant to the Hale Term Sheet.

SECTION 2.  No Brokers. Seller hereby represents and warrants to Purchaser as of the date hereof that none of Seller or any of its Affiliates has dealt with any broker, investment broker or agent in connection with the sale of the Transferred Interests and that no commissions, finder’s fees or other such payments are due any broker from the Seller or any of its Affiliates by reason of the actions (or alleged actions) of Seller or any of its Affiliates. Seller hereby indemnifies and agrees to hold Purchaser and its Related Parties harmless from and against any and all loss, liability, cost or expense (including without limitation, court costs and reasonable attorneys’ fees and expenses) that Purchaser or any of its Related Parties may suffer or sustain should the representation and warranty in this Section 2 prove inaccurate. The foregoing indemnity shall survive the Closing.

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EXHIBIT A

Note Amounts

EXHIBIT B

FORM OF TERMINATION AGREEMENT (WIDENIUS)

See attached

EXHIBIT C

WIRE INSTRUCTIONS

See attached